Exhibit 10.28

ATLANTIC UNION BANKSHARES CORPORATION

TIME-BASED RESTRICTED STOCK AGREEMENT

Granted <<GRANT DATE>>

This Time-Based Restricted Stock Agreement (this “Agreement”) is entered into as of <<GRANT DATE>> pursuant to Article VII of the Atlantic Union Bankshares Corporation Stock and Incentive Plan, as amended from time to time (the “Plan”), and evidences the grant, and the terms, conditions and restrictions pertaining thereto, of Restricted Stock to <<NAME>> (the “Participant”).

WHEREAS, Atlantic Union Bankshares Corporation (the “Company”) maintains the Plan under which the Committee or the Board may, among other things, award shares of the Company’s common stock (the “Common Stock”) to such key employees of the Company and its Subsidiaries as the Committee or the Board may determine, subject to terms, conditions and restrictions as it may deem appropriate;

WHEREAS, pursuant to the Plan, the Committee or the Board has awarded to the Participant a restricted stock award conditioned upon the execution by the Company and the Participant of this Agreement setting forth all the terms and conditions applicable to such award;

NOW, THEREFORE, in consideration of the benefits which the Company expects to be derived from the services rendered to it and its subsidiaries by the Participant and of the covenants contained herein, the parties hereby agree as follows:

1.Award of Shares. Under the terms and conditions of the Plan, the Committee or the Board has awarded to the Participant a restricted stock award as of <<GRANT DATE>> (“Award Date”), covering <<NUMBER>> shares of Common Stock (the “Award Shares”), subject to the terms, conditions and restrictions set forth in this Agreement.
2.Period of Restriction.
(a)

Subject to accelerated vesting or forfeiture as hereinafter provided, the Participant’s interest in the Award Shares shall become transferable and non-forfeitable (“Vested” or “Vesting”) on the following vesting dates, provided he remains in employment with the Company or any of its subsidiaries on the applicable date:

Vesting Date	Percent of Award Shares Vesting (in each case, rounded true to a whole share, with the balance on the final installment)
<<VESTING SCHEDULE>>	<<PERCENTAGES>>

(each date, a “Vesting Date” and the period from the Award Date through each Vesting Date being a “Period of Restriction” with respect to the applicable Award Shares).

(b)Notwithstanding any other provision of this Agreement to the contrary:

(i)	If the Participant’s employment with the Company and its subsidiaries is terminated during the Period of Restriction due to his death or permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code), any remaining unvested Award Shares at the date of such termination of employment shall automatically be Vested.

(ii)	If the Participant’s employment with the Company and its subsidiaries is terminated during the Period of Restriction and the Participant is eligible to receive severance benefits under an employment agreement between the Participant and the Company or a subsidiary or severance pay under the Atlantic Union Bankshares Corporation Executive Severance Plan and the Participant has signed, submitted and not revoked any release agreement required thereunder, any remaining unvested Award Shares at the date of such termination of employment shall automatically be Vested on the date any such release agreement becomes irrevocable.
(iii)	If the Participant’s employment with the Company and its subsidiaries is terminated during the Period of Restriction due to retirement at or after age 65 with the consent of the Committee or its delegate and provided no Cause (as defined below) exists to terminate his employment (“Normal Retirement”), or due to retirement that does not meet the standard for Normal Retirement and provided no Cause exists to terminate his employment, then the Committee [for non-Section 16 officers: or its delegate] may, in its sole discretion, waive the automatic forfeiture of any or all unvested Award Shares otherwise provided in Section 6 and provide for such Vesting as its deems appropriate subject to such new restrictions, if any, applicable to the Award Shares as it deems appropriate, which may include requiring the Participant, if not already subject to a non-competition covenant pursuant to an existing agreement with the Company or a subsidiary, to execute and deliver to the Company, no later than the date of such termination of employment, a non-competition agreement in a form acceptable to the Company.

For purposes of this Section 2(b), “Cause” has the meaning set forth in any employment agreement, or, if none, in any change in control agreement, then in effect between the Participant and the Company or a subsidiary, if applicable, and, if the Participant has no such agreement or if such agreement does not define the term, “Cause” means (i) the willful and continued failure of the Participant to substantially perform the Participant’s duties with the Company or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Company, or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or one of its subsidiaries.

(iv)	If a “Change in Control” of the Company occurs during the Period of Restriction and the Participant has remained in employment with the Company or any of its subsidiaries through the date such “Change in Control” occurs:
(A)if the surviving corporation assumes or otherwise equitably converts or substitutes this Agreement and within two (2) years after the date the Change in Control occurs the Participant’s employment with the Company and its subsidiaries is involuntarily terminated by the Company without Cause or the Participant resigns for good reason under an applicable employment or change in control agreement, then any remaining unvested Award Shares at the date of such termination of employment shall automatically be Vested; or

(B)if the surviving corporation does not assume or otherwise equitably convert or substitute this Agreement, then any remaining unvested Award Shares at the date such Change in Control occurs shall automatically be Vested.
(c)

Except as contemplated in Section 2(a) or 2(b), the Award Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated during the Period of Restriction; provided, however, that this Section 2(c) shall not prevent transfers by will or by the applicable laws of descent and distribution.

3.Stock Certificates. The stock certificate(s) for the Award Shares shall be registered on the Company’s stock transfer books in the name of the Participant in book-entry or electronic form or in certificated form as determined by the Committee. If issued in certificated form, physical possession of the stock certificate(s) shall be retained by the Company until such time as the Period of Restriction lapses.

Any Award Shares issued in book-entry or electronic form shall be subject to the following legend, and any certificate(s) evidencing the Award Shares shall bear the following legend, during the Period of Restriction:

The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Atlantic Union Bankshares Corporation Stock and Incentive Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in a Restricted Stock Agreement dated <<GRANT DATE>>. A copy of the Plan, such rules and procedures, and such restricted stock agreement may be obtained from the Equity Plan Administrator of Atlantic Union Bankshares Corporation.

4.Voting Rights. During the Period of Restriction, the Participant may exercise full voting rights with respect to the Award Shares.
5.Dividends and Other Distributions. During the Period of Restriction, the Participant shall be entitled to receive all dividends and other distributions paid with respect to the Award Shares (other than dividends or distributions that are paid in shares of Common Stock). If, during the Period of Restriction, any such dividends or distributions are paid in shares of Common Stock with respect to the Award Shares, such shares shall be registered in the name of the Participant and, if issued in certificated form, deposited with the Company as provided in Section 3, and such shares shall be subject to the same restrictions on Vesting and transferability as the Award Shares with respect to which they were paid.
6.Forfeiture on Termination of Employment. Except as provided in Section 2(b) or in Section 12.4 of the Plan, the balance of any Award Shares which are not considered Vested by or at the Participant’s termination of employment with the Company and its subsidiaries shall be automatically forfeited to the Company.
7.Employment. Nothing under the Plan or in this Agreement shall confer upon the Participant any right to continue in the employ of the Company or its subsidiaries or in any way affect the Company’s right to terminate Participant’s employment without prior notice at any time for any or no reason (subject to the terms of any employment agreement between the Participant and the Company or a subsidiary).
8.Withholding Taxes. The Company shall have the right to retain and withhold the amount of taxes (at the statutorily required rates) required by any government to be withheld or otherwise deducted and paid with respect to the Award Shares. At its discretion, the Committee may require the Participant to reimburse the Company for any such taxes required to be withheld by the Company and to withhold any distribution in whole or in part until the Company is so reimbursed. In accordance with procedures established by the Committee, the Participant or any successor in interest is authorized to deliver shares of Common Stock having a Fair Market Value on the date that the amount of tax to be withheld is to be determined and cancel any such shares so delivered in order to satisfy the Company’s withholding obligations. In accordance with procedures established by the Committee, the Participant or any successor in interest is also authorized to elect to have the Company retain and withhold shares of Vesting Common Stock having a Fair Market Value on the date that the amount of tax to be withheld is to be determined and cancel any such shares so withheld in order to satisfy the Company’s withholding obligations. In the event the Participant does not deliver or elect to have the Company retain and withhold shares of Common Stock as described in this Section 8, the Company shall have the right to withhold from any other cash amounts due to or to become due from the Company or a subsidiary to the Participant an amount equal to such taxes required to be withheld by the Company to reimburse the Company for any such taxes.
9.Administration. The Committee shall have full authority and discretion (subject only to the express provisions of the Plan) to decide all matters relating to the administration and interpretation of the Plan and this Agreement. All such Committee determinations shall be final, conclusive and binding upon the Company and the Participant.
10.Notices. Any notice to the Company required under or relating to this Agreement shall be in writing and addressed to:

Atlantic Union Bankshares Corporation

Attention: Equity Plan Administrator

1051 East Cary Street

Suite 1200

Richmond, Virginia 23219

Any notice to the Participant required under or relating to this Agreement shall be in writing and addressed to the Participant at his address as it appears on the records of the Company.

11.Governing Law. This Agreement shall be construed and administered in accordance with and governed by the laws of the Commonwealth of Virginia.
12.Successors. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, heirs and legal representatives of the respective parties.
13.Entire Agreement. This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing signed by the parties or as otherwise provided in the Plan.
14.Severability. The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

15.	Capitalized Terms. Capitalized terms in this Agreement have the meaning assigned to them in the Plan, unless this Agreement provides, or the context requires, otherwise.

To evidence their agreement to the terms, conditions and restrictions hereof, the Company and the Participant have signed this Agreement, either manually or by means of electronic or digital signatures, which shall have the same force and effect as manual signatures. Participant acknowledges and agrees that accepting this Agreement through the online grant acceptance screen designated by the Company for the Plan has the effect of affixing Participant’s electronic signature to this Agreement as of the Award Date.

ATLANTIC UNION BANKSHARES CORPORATION

By: _________________________Date: <<GRANT DATE>>

<<OFFICER NAME>>

<<OFFICER TITLE>>